Exhibit 21.1

Subsidiaries of the Registrant

Y-mAbs Therapeutics A/S (Denmark)

Y-mAbs Therapeutics (Cayman Islands)

Y-mAbs Therapeutics Limited (United Kingdom)

Note: Y-mAbs Therapeutics (Cayman Islands) and Y-mAbs Therapeutics Limited (United Kingdom) are dormant entities without any operations and holding no assets.